PROSPECTUS and	PRICING SUPPLEMENT NO. 39
PROSPECTUS SUPPLEMENT, each	Dated April 23, 2026
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $8,575,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$500,000,000 4.375% Fixed Rate Senior Notes Due April 15, 2031

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EYN3 / US24422EYN39

Date of Issue:	April 28, 2026

Maturity Date:	April 15, 2031

Principal Amount:	$500,000,000

Price to Public:	99.935% plus accrued interest, if any, from April 28, 2026

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on October 15, 2026 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.375% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$80,000,000
Goldman Sachs & Co. LLC	$80,000,000
MUFG Securities Americas Inc.	$80,000,000
RBC Capital Markets, LLC	$80,000,000
TD Securities (USA) LLC	$80,000,000
Commerz Markets LLC	$20,000,000
Loop Capital Markets LLC	$20,000,000
PNC Capital Markets LLC	$20,000,000
Scotia Capital (USA) Inc.	$20,000,000
Truist Securities, Inc.	$20,000,000
Total	$500,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.585% plus accrued interest, if any, from April 28, 2026.